Exhibit 10.2

          Summary of the Executive Bonus Plan under which some of the executive officers of the Parent Company are eligible to receive a bonus each year.
     42

BRENTON BANKS, INC. (PARENT COMPANY)
EXECUTIVE BONUS PLAN

The Executive Bonus Plans for 1994 cover certain executive officers. The specific provisions of each plan differs somewhat by executive; however, the following general structure exists for all plans:

A.  Executives can earn up to a maximum of 32.5% of their salary.

B. The bonus is based on meeting certain pre-established financial or personal goals, the most significant of which are as follows:

    1.  Net income of the Company or Division;

    2.  Asset, deposit, or loan growth;

    3.  Net noninterest margin; and

    4.  Key personal financial objectives tied to the area of responsibility.

C.  Bonus amounts are earned ratably based on tiered achievement scales.
     43